UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2022

PACTIV EVERGREEN INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39528	98-1538656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 W. Field Court
Lake Forest, Illinois		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 847 482-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PTVE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2022, Pactiv Evergreen Inc. (the “Company”) filed a Current Report on Form 8-K to report that, effective May 27, 2022 (the “Termination Date”), it had terminated without cause the employment of Michael J. Ragen as Chief Financial Officer, principal financial officer and principal accounting officer of the Company, in each case, with effect from the Termination Date.

In connection with his departure, Mr. Ragen and the Company entered into a Separation Agreement, dated June 15, 2022 (the “Separation Agreement”), containing a customary release by Mr. Ragen of claims against the Company. Pursuant to the Separation Agreement, Mr. Ragen will be entitled to (i) a severance payment in the amount of $1,385,424.66, paid in equal installments according to the Company’s normal payroll practices over 12 months, (ii) payment of the amount to which he would have been entitled for 2022 under the Company’s legacy 2020 cash-based long-term incentive plan (which is currently expected to be $293,020) at the time that payments are made thereunder to other eligible employees, (iii) COBRA continuation premium payments at the active employee rate for 12 months after the Termination Date and (iv) continued vesting of 23,334 restricted stock units granted to him on September 21, 2020, of which 11,667 will vest on December 15, 2022 and the remaining 11,667 will vest on March 2, 2023.

The receipt of Mr. Ragen’s severance benefits is contingent on his agreeing to abide by the covenants contained in the restrictive covenant agreements between him and Company for a period of 18 months following the Termination Date. The Compensation Committee of the Board of Directors of the Company (the “Board”) approved the terms of the Separation Agreement on June 15, 2022.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which will be filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2022.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 13, 2022, the Company held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 175,073,373 shares (“Shares”) of the Company’s common stock, par value $0.001 per share, or approximately 98.54% of the Shares entitled to vote, were present by proxy and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2022 (the “Proxy Statement”). The Company’s inspector of elections certified the vote tabulations indicated below.

Proposal 1 – Election of Directors

The individuals listed below were elected at the Annual Meeting to serve on the Board until the Company’s 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes	Total
LeighAnne G. Baker	166,560,094	7,100,705	1,412,574	175,073,373
Duncan J. Hawkesby	159,506,807	14,153,992	1,412,574	175,073,373
Allen P. Hugli	155,107,144	18,553,655	1,412,574	175,073,373
Michael J. King	161,042,298	12,618,501	1,412,574	175,073,373
Rolf Stangl	166,455,559	7,205,240	1,412,574	175,073,373
Felicia D. Thornton	166,637,302	7,023,497	1,412,574	175,073,373

Proposal 2 – Ratification of the Appointment of PricewaterhouseCoopers LLP

Proposal 2 was a proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, as described in the Proxy Statement. This proposal was approved.

For	Against	Abstain	Total
174,997,379	74,426	1,568	175,073,373

Proposal 3 – Say on Pay Vote

Proposal 3 was an advisory vote to approve the Company’s named executive officer compensation for 2021, as described in the Proxy Statement. This proposal was approved.

For	Against	Abstain	Broker Non-Vote	Total
169,598,510	4,052,691	9,598	1,412,574	175,073,373

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2022

PACTIV EVERGREEN INC.

By:	/s/ Chandra J. Mitchell
Chandra J. Mitchell
Chief Legal Officer and Secretary